----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] Subject to Section 16.  Form 4                                                                      |Expires: January 31, 2005 |
    or Form 5 obligations may continue.                                                                 |Estimated average burden  |
    See instruction 1(b).                                                                               |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(h) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |  Alpine Air  Express, Inc. (ALPE)              |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
| Etchart, Joseph O.                     |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for Month/  |    Officer               Other         |
|                                        |   Number of Reporting |  Year                  |---(give title below) ---(Specify below)|
|                                        |   Person, if an entity|                        |                                        |
|                                        |   (Voluntary)         |                        |                                        |
| 632 4th Avenue North                    |                       |  4/03                  |                                      |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |  N/A                   | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Glasgoe, Montana  59230                |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security   |2.Transac-  |2A. Deemed|3.Trans. |4.Securities Acquired (A) or  |5.Amount of      |6.    |7.Nature of      |
|  (Instr. 3)          |  tion Date |Execution |  action |  Disposed of (D)             |  Securities     |Owner.|  Indirect       |
|                      |(Mon/Day/Yr)|Date, if  |  Code   |                              |  Beneficially   |ship  |  Beneficial     |
|                      |            |any (Mon/ |(Instr.8)|  (Instr. 3, 4, & 5)          |  Owned following|Form  |  Ownership      |
|                      |            |Day/Yr    |---------|------------------------------|  Reported trans-|(D)   |  (Instr. 4)     |
|                      |            |          |Code| V  |               |(A) |         |  action(s)      |or    |                 |
|                      |            |          |         |     Amount    |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------| -----------------
|                      |            |          |    |    |               |    |         |                 |      |                 |
|-----------------------------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |2000 shares    | A  | $1.25/  | 8,315 shares    | *    | *              |
|Common stock          | 4/3/2003   | N/A      | P  |    |               |    | share   |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |    |    |               |    |         |                 |      |                 |
|                      |            |          |    |    |               |    |         |                 |      |                 |
|----------------------|------------|----------|----|----|---------------|----|---------|-----------------|------|-----------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                       PAGE:  1 OF 2
*  Mr. Etchart owns 7,315 shares directly and 1,000 shares indirectly through a Uniform  Gift to Minors account.

















------------------------------------------------------------------------------------------------------------------------------------

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver|3.    |3A.Deemed|4.Trans-|5.Number of      |6.Date      |7.Title and Amount|8.Price |9.Number  |10. |11.Nature|
|Derivative|sion or |Trans-|Execution|action  |Derivative       |Exercisable |of Underlying     |of Deriv|  of      |Own.|  of     |
|Security  |Exercise|action|Date, if |Code    |Securities       |and         |  Securities      |Security|Derivative|Form|Indirect |
|(Instr. 3)|Price of|Date  |any (mon/|Instr.8 |Acquired (A) or  |Expiration  |  (Instr. 3 & 4)  |(Instr5)|Securities|of |Beneficial|
|          |Deriva- |      |day/Year)|        |Disposed of (D)  |Date        |                  |        |Benefi-   |Deri|Ownership|
|          |tive    |(Month|         |        |(Instr. 3, 4 & 5)|(Month/Day/ |                  |        |cially    |Sec.|(Instr.4)|
|          |Security| Day/ |         |        |                 |Year)       |                  |        |Owned     |Dir.|         |
|          |        | Year)|         |        |                 |------------|------------------|        |following |(D) |         |
|          |        |      |         |        |                 |Date |      |        |Amount or|        |reported  |or  |         |
|          |        |      |         |--------|-----------------|Exer-|Expira| Title  |Number of|        |trans.    |Ind.|         |
|          |        |      |         |Code| V |   (A)   |    (D)|cis- |tion  |        |Shares   |        |(Instr. 4)|(I) |         |
|          |        |      |         |    |   |         |       |able |Date  |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|Option    |        |      |         |    |   |         |       |     |      |        |         |        | 427      | D  |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |    |   |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|----|---|---------|-------|-----|------|--------|---------|--------|----------|----|---------|

Explanation of Responses:







           ----------------------------------------------                          ----------------------
                 **Signature of Reporting Person                                            Date




       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



























                                                                                                                      PAGE:  2 OF 2